  The Lincoln National Life Insurance Company

Index-Linked Annuity Payment Option Rider

This optional Rider is made a part of the entire Contract (the "Contract") to which it is attached. Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown in the Rider Specifications. While this Rider is in effect, the Owner may not elect any other Annuity Payment Option under the Contract.

SUMMARY OF RIDER PROVISIONS
This Rider makes an annuity payment option available that provides Periodic Income Payments, which may vary based on account performance. During the Lifetime Income Period, all or a portion of the payment may be converted to a fixed level payment as provided in this Rider.

INTERACTION WITH INDEXED ACCOUNTS RIDERS
While this Rider is in effect, the INTERIM VALUE LOCK AND RESET feature described in any Indexed Accounts Rider attached to the Contract is not available and the Owner may not elect to lock the Interim Value of any Segment of an Indexed Account.

DEFINITIONS
Access Period is the length of time selected by the Owner, during which the Owner may make Withdrawals or surrender the Contract for its Surrender Value and receive a Death Benefit, subject to the provisions of this Rider and the Contract. The Initial Access Period is shown in the Rider Specifications. The Access Period begins on the Rider Date.

Account Value, during the Access Period, refers to the Contract Value under the Contract. The Account Value equals the sum of the values of all Segments that are attributable to the Contract, plus the value of the Holding Account, if any. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by Us or at another time of Our choosing. Periodic Income Payments made during the Access Period are deducted from the Account Value. At the end of the Access Period, there will no longer be an Account Value.

Age, for all calculations used in this Rider, means the age on the nearest birthday.

Annuitant is the Natural Person upon whose life the Periodic Income Payments will be based. The Contract may only have one Annuitant on and after the Rider Date. The Annuitant may not be changed on or after the Rider Date.

Annuity Factor is based upon the:
A   Age of the Annuitant, which is adjusted based on the Age Adjustment Table in the Rider Specifications;
  B   Age of the Secondary Life, if applicable, which is adjusted based on the Age Adjustment Table in the Rider Specifications;
C   length of time remaining in the Access Period;
D   Payment Mode;
E   Assumed Investment Return; and
F   applicable Annuity Mortality Table, shown in the Rider Specifications.

Assumed Investment Return (AIR) is the assumed return used in determining the Periodic Income Payments. This assumed return is set on the Rider Date and may not be changed after the Rider Date. The AIR is shown in the Rider Specifications.

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Lifetime Income Period is the period that begins after the Access Period, provided the Annuitant or the Secondary Life, if any, is still surviving and the Contract has not been surrendered, assigned or transferred. For a single life payout, this period continues for as long as the Annuitant is surviving. For a joint life payout, this period continues for as long as the Annuitant or Secondary Life is surviving.

Periodic Income Payment is the amount payable to an Owner or another person entitled to receive payments under the Contract and this Rider. At the time of an election to begin Periodic Income Payments, the Owner must select one of the following Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Payment Mode and Initial Periodic Income Payment are shown in the Rider Specifications. Subject to our acceptance, changes to the Payment Mode are only allowed during the Access Period and will be effective on the next Rider Date Anniversary.

Periodic Income Payment Processing Date is the Valuation Date on which the Periodic Income Payment is processed.  The first and each subsequent Periodic Income Payment Processing Date will occur at the intervals specified by the elected Payment Mode on the day of the month that corresponds to the Rider Date. If a scheduled Periodic Income Payment Processing Date is not a Valuation Date, the payment will be processed on the first Valuation Date following such scheduled date.

Rider Date Anniversary is the same calendar month and day as the Rider Date, each calendar year. If in any calendar year such calendar day is not a Valuation Date, any transactions that should occur on the Rider Date Anniversary will be processed by Us on the first Valuation Date following such calendar day.

Rider Year is each 12-month period beginning on the Rider Date and each Rider Date Anniversary thereafter.

Secondary Life is the Natural Person, in addition to the Annuitant, designated by the Owner upon whose life the Periodic Income Payments will also be contingent during the Lifetime Income Period. The designation of a Secondary Life results in a joint life payout, meaning payments continue as long as either life is surviving. The Secondary Life must be designated prior to the Rider Date, must be a spouse, and may not be changed on or after the Rider Date. The Secondary Life may be considered a Joint Annuitant, solely for the purposes of being a measuring life under this Rider and not for any other purposes in any other Rider or the Contract. The Secondary Life, if any, is shown in the Rider Specifications.

Withdrawals, for the purposes of this Rider, are additional amounts taken from the Account Value, by the Owner during the Access Period, other than Periodic Income Payments.

THE ACCESS PERIOD
During the Access Period, the Owner receives Periodic Income Payments, may make Withdrawals, surrender the Contract for its Surrender Value, and receive a Death Benefit. If this Rider is elected by a Beneficiary to settle a death claim, Access Periods that extend beyond the Beneficiary’s life expectancy as determined by Section 72(s) of the Internal Revenue Code, as amended, will not be allowed.

Extension of the Access Period
During the Access Period and subject to Our acceptance, the Owner may extend the Access Period by Notice to Us once per Rider Year, within the minimum and maximum periods allowed at the time of change. An extension of the Access Period will be effective on the next Rider Date Anniversary. If the Access Period is extended, Periodic Income Payments on and after the effective date of the change will be adjusted accordingly. While the Access Period may be extended, a reduction of the Access Period is not permitted.

Determination of Periodic Income Payments During the Access Period

Initial Periodic Income Payment
The Initial Periodic Income Payment is determined by dividing the Account Value on the Rider Date by 1000 and multiplying this result by the applicable Annuity Factor.

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Subsequent Periodic Income Payments
Subsequent Periodic Income Payments are determined on each Rider Date Anniversary by dividing the Account Value by 1,000 and multiplying the result by the applicable Annuity Factor. The Account Value used for this calculation will reflect any charges, fees, and transactions required to be applied under the Contract and any Rider in connection with that Rider Date Anniversary. Following a Withdrawal, the Periodic Income Payment will be recalculated in accordance with Our administrative procedures based on the Account Value and applicable Annuity Factor. The recalculated amount will apply to any Periodic Income Payments due until the next Rider Date Anniversary.

If the required minimum distribution amount for the calendar year for the Contract to which this Rider is attached, as determined by Us in accordance with the Internal Revenue Code Section 401 (a)(9), as amended is not satisfied We will distribute an additional payment. This additional payment will be deducted from the Account Value on the Rider Date Anniversary. For purposes of this Rider, the additional payment is not treated as a Withdrawal. Under the Contract and any other Rider attached to the Contract, the additional payment will be treated as a Withdrawal, unless otherwise stated. For purposes of determining the Death Benefit as described in the Death Benefit provision below, the additional payment is considered a Periodic Income Payment. If this payment reduces the Account Value to an amount less than required under the Surrenders provision of the Contract, it will not be treated as a Withdrawal of the entire Account Value.

Effect of Periodic Income Payments on Account Value and Crediting Base
Each Periodic Income Payment will be deducted from the Account Value on the applicable Periodic Income Payment Processing Date. Deductions will occur first from the Holding Account, if any, then from any Segment of the 100% Protection Indexed Account, then proportionately from any Segment with a one-year Term, and then proportionately from any Segment with a Term greater than one year.
The Crediting Base for each Segment during a Term will be adjusted proportionately by the amount that a Periodic Income Payment adjusted the Segment's Interim Value immediately prior to the Periodic Income Payment. If a Periodic Income Payment is made on the End Date of a Term, the Crediting Base for the next Term will be reduced by the amount of the Periodic Income Payment processed on that Rider Date Anniversary before the new Term begins.
At the end of the Access Period, there will no longer be an Account Value.

A Periodic Income Payment that reduces the Account Value to less than required under the Surrenders provision of the Contract will not be treated as a Withdrawal of the entire Account Value.

Effect of Death on Periodic Income Payments
Death of an Owner
Upon notification to Us of the death of an Owner, and upon an election to continue Periodic Income Payments under this Rider and under the Death Benefit provisions of the Contract or in any attached Death Benefit Rider, payments will continue for the remainder of the Access Period. If there is a surviving Annuitant or Secondary Life, at the end of the Access Period, payments will continue during the Lifetime Income Period.

Death of the Annuitant
Upon notification to Us of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, Periodic Income Payments will cease, and this Rider will terminate. At that time, any remaining death benefit will be payable to the Beneficiary in accordance with the Death Benefit provisions described in the Contract or in any attached Death Benefit Rider.

If a Secondary Life was designated and is still surviving, and the Owner's spouse has been designated as the sole primary Beneficiary, the Owner's spouse may elect to assume ownership of the Contract and may elect to continue to receive the Periodic Income Payments in accordance with the Contract. Periodic Income Payments will continue for the remainder of the Access Period. If the Secondary Life is surviving at the end of the Access Period, payments will continue during the Lifetime Income Period. If the Beneficiary is not the Owner's spouse, this Rider will terminate and any remaining death benefit will be payable to the Beneficiary in accordance with the Death Benefit provisions described in the Contract or in any attached Death Benefit Rider.

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Death of the Secondary Life
Upon notification to Us of the death of the Secondary Life, if the Annuitant is no longer surviving, Periodic Income Payments will cease and this Rider will terminate, and any remaining death benefit will be payable to the Beneficiary in accordance with the Death Benefit provisions described in the Contract or in any attached Death Benefit Rider. If the Annuitant is still surviving, Periodic Income Payments may continue for the remainder of the Access Period and then, if the Annuitant is still surviving at the end of the Access Period, may continue for the Lifetime Income Period once the Access Period has ended.

Upon notification to Us of a death, Periodic Income Payments may be suspended until the death claim is approved by Us. If this Rider continues in effect, upon approval of a death claim, as described in the Contract, a lump sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will restart.

If full payment of the Death Benefit is made upon the death of an Owner, Annuitant, or Secondary Life, this Rider and the Contract will terminate.

For any Beneficiary that is not an individual, the entire interest in the Contract must be distributed in accordance with the Contract and any attached qualified riders.

THE LIFETIME INCOME PERIOD
During the Lifetime Income Period, Periodic Income Payments continue in accordance with the terms and conditions of this Rider. During this period, there is no Account Value, no ability to take Withdrawals, no ability to surrender the Contract, and no Death Benefit payable under the Contract or any Rider attached to the Contract.
Indexed Accounts with Terms greater than one year are not available during the Lifetime Income Period. As of the last Valuation Date of the Access Period, any Account Value allocated to a Segment with a Term greater than one year must be reallocated before the Lifetime Income Period begins. If the Owner does not request a reallocation, We will automatically reallocate any such Account Value to an available Indexed Account with a one-year Term chosen by Us.
The first and each subsequent Periodic Income Payment during the Lifetime Income Period are determined by separately calculating the Periodic Income Payment for each Segment and fixed level payment as described below.

Determination of Periodic Income Payments During the Lifetime Income Period

Initial Periodic Income Payment from the Indexed Account(s)
The first Periodic Income Payment from each Segment is determined by A multiplied by B, where:

A
is the Segment's Account Value after any reallocations into or out of the Segment as of the last Valuation Date of the Access Period divided by 1000; and
B
is the applicable Annuity Factor.

Subsequent Periodic Income Payments from the Indexed Account(s)
Subsequent Periodic Income Payments are recalculated on each Rider Date Anniversary from each Segment and are determined by: A multiplied by (1 + B – C) and divided by (1 + D) where:

A
is the Segment's prior Periodic Income Payment;
B
is the Performance Rate, or Net Performance Rate, as applicable, for the Segment;
C
is the Annual Rider Charge Rate; and
D
is the AIR.

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If the Owner requests a reallocation into a Segment or out of a Segment, the Periodic Income Payment calculated above is further adjusted by adding E and subtracting F, where:

E
is the amount of the Periodic Income Payment as determined on the Rider Date Anniversary that is subsequently reallocated into a Segment, if any; and
F
is the amount of the Periodic Income Payment as determined on the Rider Date Anniversary that is subsequently reallocated out of a Segment and/or converted to a fixed level payment, if any.

Periodic Income Payments Converted to Fixed Level Payments
On the Rider Date Anniversary immediately following the end of the Access Period, the Owner may convert all or a portion of the Account Value to a fixed level payment. Upon conversion, the fixed level payment will be determined by multiplying the Account Value that was converted by the applicable fixed level payout factor.

On any subsequent Rider Date Anniversary, the Owner may convert all or a portion of the Periodic Income Payment determined for the Indexed Account(s) to a fixed level payment, calculated as described below.

Once all or a portion of the Periodic Income Payment has been converted to a fixed level payment, it cannot be converted back to a Periodic Income Payment under any Indexed Account(s). The fixed level payment calculated on any Rider Date Anniversary will not change thereafter.
Upon each conversion, the fixed level payment for the amount of the Periodic Income Payment that was converted is determined as follows:
(a)
first, the Periodic Income Payment is calculated as described in the Initial Periodic Income Payment from the Indexed Account(s) and Subsequent Periodic Income Payments from the Indexed Account(s) sections above, before adjustments for any reallocations;
(b)
then, the amount of the Periodic Income Payment that is being converted from each Segment is recalculated to be a fixed level payment using the following formula: A multiplied by (B divided by C) where:
A
is the sum of the Periodic Income Payment from each Segment that is being converted;
B
is the fixed level payout factor; and
C
is the applicable Annuity Factor.

The Periodic Income Payment calculated for each Segment will be reduced immediately by the amount that was requested to be converted to a fixed level payment. This reduced amount will be used to determine the Periodic Income Payment on the next Rider Date Anniversary, as described in the Initial Periodic Income Payment from the Indexed Account(s) and Subsequent Periodic Income Payments from the Indexed Account(s) sections.

Effect of Death on Periodic Income Payments
Death of an Owner
Upon the death of any Owner that is not an Annuitant or Secondary Life, the Periodic Income Payments will continue for as long as the Annuitant or the Secondary Life is surviving.

Upon the death of any Owner that is an Annuitant or Secondary Life, the provision below regarding the death of the Annuitant or Secondary Life will apply.

Death of the Annuitant
Upon notification to Us of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, Periodic Income Payments will cease and the Contract and this Rider will terminate. If a Secondary Life was designated and is still surviving, Periodic Income Payments may be suspended until the correct payee is determined. Once determined by Us, a lump sum payment for the value of any suspended payments will be made and the Periodic Income Payments will continue as long as the Secondary Life is surviving.

Death of the Secondary Life
Upon notification to Us of the death of the Secondary Life, if the Annuitant is no longer surviving, Periodic Income Payments will cease and the Contract and this Rider will terminate. If the Annuitant is still surviving, Periodic Income Payments may be suspended until the correct payee is determined. Once determined by Us, a lump sum payment for the value of any suspended payments will be made and the Periodic Income Payments will continue as long as the Annuitant is surviving.

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RIDER CHARGE
The Rider Charge will equal the product of A multiplied by B, where:
A
on the first Rider Date Anniversary, is the Account Value on the Rider Date minus the Periodic Income Payments determined on the Rider Date for that Rider Year; and
on each subsequent Rider Date Anniversary, is the Account Value on the previous Rider Date Anniversary minus the Periodic Income Payments determined for that Rider Year on that same Rider Date Anniversary; and
B
is the Annual Rider Charge Rate, shown in the Rider Specifications.

During the Access Period, the Rider Charge:

A
is calculated and deducted from the Account Value on each Rider Date Anniversary;
B
will result in a proportional adjustment to the Crediting Base of each Segment; and
C
is deducted proportionately from the Holding Account, if any, and each Segment.

A pro-rata Rider Charge will be deducted upon termination of this Rider, except if the Rider is terminated due to death. The pro-rata Rider Charge will be: A x B x (C/D); where:

A
on or before the first Rider Date Anniversary, is the Account Value on the Rider Date minus the Periodic Income Payments determined on the Rider Date for that Rider Year; and

after the first Rider Date Anniversary, is the Account Value on the previous Rider Date Anniversary minus the Periodic Income Payments determined for that Rider Year on that same Rider Date Anniversary; and

B
is the Annual Rider Charge Rate, shown in the Rider Specifications; and
C
is the number of days since the previous Rider Date Anniversary (or Rider Date during the first Rider Year); and
D
is the number of days from the previous Rider Date Anniversary (or Rider Date during the first Rider Year) to the next Rider Date Anniversary.

During the Lifetime Income Period, the Annual Rider Charge Rate applicable to the Indexed Account(s) will reduce the subsequent Periodic Income Payments as described under the Determination of Periodic Income Payments During the Lifetime Income Period provision above.

WITHDRAWALS
During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased), may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the Withdrawal provision of the Contract for Withdrawals occurring prior to the Annuity Commencement Date. Withdrawals are not allowed after the Access Period.
Effect of Withdrawals
Withdrawals will immediately reduce the Account Value and will reduce future Periodic Income Payments, including any Periodic Income Payment recalculated and processed on the same Valuation Date as the Withdrawal. In the absence of any instructions from the Owner, Withdrawals will be deducted first from the Holding Account, if any, then from any Segment of the 100% Protection Indexed Account, then proportionately from any Segment with a one-year Term, then proportionately from any Segment with a Term greater than one year. Any Withdrawal that reduces the Account Value to less than required under the Surrenders provision of the Contract or reduces the Holding Account, if any, and Indexed Account(s) to zero will be treated as a Withdrawal of the entire Account Value, resulting in termination of this Rider and the Contract to which this Rider is attached.

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SURRENDERS
During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased), may surrender the Contract for the Surrender Value. Except as stated in this provision, a surrender of the Contract will be subject to the terms of the Surrenders provision of the Contract, which applies to surrenders taken before the Annuity Commencement Date. If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

REALLOCATIONS
An Owner (or the recipient of the rights of ownership if any Owner is deceased) may allocate and reallocate between the Indexed Account(s), subject to the terms of the Reallocations provision of the Contract which apply to reallocations made after the Contract Date and prior to the Annuity Commencement Date. Indexed Accounts which have a Term greater than one year are not available for allocation or reallocation during the Lifetime Income Period.

DEATH BENEFIT
To determine the Death Benefit under the Guarantee of Principal Death Benefit Rider, if applicable, during the Access Period, the reduction to the Single Purchase Payment for Withdrawals will include the dollar amount of each Periodic Income Payment. Additionally, Rider Charges deducted under this Rider will reduce the Account Value, and as a result, may reduce the Death Benefit available under any Death Benefit Rider. After the Access Period, there is no Death Benefit, regardless of any Death Benefit Rider.

TERMINATION
Termination of this Rider
The Owner may terminate this Rider upon Notice to Us during the Access Period, anytime on or after the Rider Termination Period shown in the Rider Specifications. Otherwise, this Rider will terminate upon the earliest of the following events to occur:
(a)
Termination of the Contract to which this Rider is attached; or
(b)
If the Account Value is equal to zero as a result of a Withdrawal before the end of the Access Period; or
(c)
In the event the Contract to which this Rider is attached is surrendered, assigned or transferred; or
(d)
Upon the death of the Annuitant, or the later of the death of the Annuitant or Secondary Life if a joint payout was elected, as described in the Effect of Death on Periodic Income Payments provision under the Access Period section and the Effect of Death on Periodic Income Payments provision under the Lifetime Income Period section above.

Upon termination of this Rider, the Rider's benefits and charges will terminate. If this Rider is terminated, other than due to death, a pro-rata Rider Charge will be deducted.

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